Exhibit 99.1

CONTACTS From: Tony DeFazio	For: Emily Leverone Director of Investor Relations
DDCworks	Phillips Edison - ARC Shopping Center REIT Inc.
tdefazio@ddcworks.com	eleverone@phillipsedison.com
Ph: (484) 342-3600	Ph: (513) 746-2595

FOR IMMEDIATE RELEASE

Phillips Edison-ARC Grocery Center REIT II, Inc. Acquires
Second Grocery-anchored Shopping Center

CINCINNATI, OH, May 2, 2014 - Phillips Edison-ARC Grocery Center REIT II, Inc. (the “Company”) today announced the acquisition of its second grocery-anchored shopping center, Staunton Plaza.

Staunton Plaza is an 80,265 square foot grocery store-anchored shopping center located in Staunton, Virginia. Staunton Plaza is anchored by a Martin’s grocery store that includes a fuel center. Other national tenants include Five Guys and Fantastic Sams.

“We are pleased to include Staunton Plaza in our growing portfolio of grocery-anchored shopping centers. It is a well-occupied center that aligns with our acquisition strategy,” said Jeff Edison, CEO of the Company.

About Phillips Edison - ARC Grocery Center REIT II, Inc.
Phillips Edison-ARC Grocery Center REIT II, Inc. is a public non-traded REIT that seeks to acquire and manage well-occupied grocery-anchored neighborhood shopping centers having a mix of national and regional retailers selling necessity-based goods and services, in strong demographic markets throughout the United States. The Company is co-sponsored by two industry leaders: Phillips Edison & Company, who has acquired over $3.25 billion in shopping centers throughout the United States, and AR Capital, LLC, a real estate investment program sponsor dedicated to governance best practices. Phillips Edison & Company and AR Capital, LLC also co-sponsor Phillips Edison-ARC Shopping Center REIT Inc. For more information on the Company, please visit the website at www.grocerycenterREIT2.com.
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